Exhibit 99.1

CORONADO BIOSCIENCES ACQUIRES TSO MANUFACTURING RIGHTS FROM OVAMED

Burlington, MA – December 27, 2012 – Coronado Biosciences, Inc. (NASDAQ: CNDO), a biopharmaceutical company focused on the development of novel immunotherapy biologic agents for the treatment of autoimmune diseases and cancer, announced today the acquisition of manufacturing rights to its lead product TSO (Trichuris suis ova or CNDO-201) from Ovamed GmbH, for North America, South America, and Japan, Coronado’s licensed territory. As part of the transaction, Coronado entered into a lease agreement to establish a manufacturing facility in Woburn, MA to produce TSO.

Coronado entered into amendments to its existing license and supply agreements with Ovamed expanding Coronado’s exclusive license to include TSO manufacturing rights in Coronado’s territory and terminating Ovamed’s exclusive supply rights once Coronado’s planned manufacturing facility is operational. Build out and site preparation of the manufacturing facility are planned to commence in early 2013 and continue throughout the year to enable production of phase 3 supplies of TSO. Ovamed agreed to provide assistance in establishing the manufacturing facility and to continue to supply Coronado with clinical supplies until the facility is operational. Ovamed retains TSO manufacturing rights outside Coronado’s territory, and the amendments contemplate that Coronado and Ovamed would act as second source suppliers to each other at agreed transfer prices.

Under the amendments, Coronado will pay Ovamed a total of $1.5M in three equal installments in 2014-2016, and, in lieu of product supply payments that would have been payable to Ovamed as the exclusive supplier, certain fees for product manufactured and sold by Coronado.

“The acquisition of exclusive manufacturing rights for TSO in our territories is an integral piece of our strategy for our lead product in development, and enables us to control the development and commercialization of the product,” said Dr. Bobby W. Sandage, Jr., President and CEO of Coronado. “The amended agreement is not only cost effective, but also reduces product risk by having two qualified suppliers of TSO. We continue to move forward with our TRUST-I trial, the company’s phase 2 Crohn’s study, as well as our support for the recently initiated and planned investigator-initiated clinical trials evaluating TSO in a broad range of autoimmune diseases.”

About TSO

TSO (Trichuris suis ova or CNDO-201), the microscopic eggs of the porcine whipworm, is a novel, orally administered, natural immunomodulator that regulates T-Cells and pro-inflammatory cytokines. The use of TSO as a therapeutic is based on the “hygiene hypothesis” and numerous animal and human studies. TSO was chosen as the biological agent of choice because it is not a human pathogen, and is spontaneously eliminated from the body within several weeks after dosing.

In February 2012, the company reported positive results from a phase 1 clinical study of TSO in patients with Crohn’s disease, where TSO was shown to be safe and well tolerated. The phase 1 trial was a multi- center, sequential dose, dose-escalation, double-blind, placebo-controlled study of 36 patients with Crohn’s disease. In August 2012, Coronado initiated TRUST- I (TRichUris Suis ova Trial), a phase 2 clinical trial of TSO in patients with Crohn’s disease in the United States, which is expected to be completed in the second half of 2013.

Multiple investigator-sponsored clinical trials of TSO for the treatment of Crohn’s disease, ulcerative colitis and multiple sclerosis have been completed, in which TSO demonstrated benefit with regard to accepted outcome measurements of remission of disease, and was shown to be well tolerated. In an open-label clinical trial with 29 patients reported in GUT in January 2005, TSO was shown to induce clinical remission in over 72 percent of patients with Crohn’s disease after 24 weeks of treatment using the Crohn’s Disease Activity Index as the primary outcome variable. As reported in the American Journal of Gastroenterology in April 2005, in a double-blind, randomized placebo-controlled trial in 54 patients with ulcerative colitis, TSO was shown to produce statistically significantly more responders than those treated with placebo (43.3% vs. 16.7%, p=.04).

About Coronado Biosciences

Coronado Biosciences is engaged in the development of novel immunotherapy biologic agents. The company’s two principal pharmaceutical product candidates in clinical development are: TSO (Trichuris suis ova or CNDO-201), a biologic for the treatment of autoimmune diseases, such as Crohn’s disease, ulcerative colitis and multiple sclerosis; and CNDO-109, a biologic that activates natural killer (NK) cells, for the treatment of acute myeloid leukemia (AML), multiple myeloma and solid tumors. For more information, please visit www.coronadobiosciences.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the company’s product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated risks relating to the results of research and development activities, uncertainties relating to preclinical and clinical testing, financing and strategic agreements and relationships, the early stage of products under development, our need for substantial additional funds, government regulation, patent and intellectual property matters; our dependence on third party suppliers and competition, as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Lucy Lu, MD, Executive Vice President & Chief Financial Officer

Coronado Biosciences, Inc.

781-652-4525; ir@coronadobio.com

Marcy Nanus, Vice President

The Trout Group, LLC.

646-378-2927; mnanus@troutgroup.com

Susan Forman

Dian Griesel Inc.

212-825-3210; susan@dgicomm.com